Exhibit 99.1

Release: IMMEDIATE For: Comtex News Network (Symbol: CMTX)

Contact:	Amber Gordon
agordon@comtex.com
703-797-8011

COMTEX REPORTS SECOND QUARTER FISCAL 2008 FINANCIAL RESULTS

NEW YORK, NY, February 12, 2008 – Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, today announced financial results for its fiscal 2008 second quarter and the six month period ended December 31, 2007.

Comtex’s revenues were $1.8 million for the quarter ended December 31, 2007, up from $1.7 million for the second quarter of the previous fiscal year.  The improved revenues resulted from increased sales to the Company’s existing clients.  Comtex reported $257,000 of operating income and net income of $268,000, or $0.02 per share for the second quarter of fiscal 2008, compared to an operating loss of $(54,000) and a net loss of $(73,000), or $(0.01) per share for the quarter ended December 31, 2006.  The growth in profitability resulted from increased sales and decreases in both fixed product costs and overhead expenses.

For the six months ended December 31, 2007, Comtex reported revenues of $3.7 million compared to $3.5 million for the six months ended December 31, 2006. The increase in revenue was primarily due to the realization of approximately $181,000 of previously unrecognized revenue, plus increased sales to existing clients.  For the six month period, Comtex reported operating income of $564,000 and net income of $510,000, or $0.03 per share, versus operating income of $21,000 and a net loss of $(12,000), or $0.00 per share, incurred during the first half of fiscal 2007.

For the six months ended December 31, 2007, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was approximately $607,000, compared to $108,000 for the six months ended December 31, 2006. The increased EBITDA was primarily the result of the collection and recognition of revenue from prior periods, the reversal of accrued expenses related to a legal settlement, and reductions in both fixed product costs and overhead expenses.

Chip Brian, Comtex’s President and CEO, said, “Comtex’s second quarter fiscal 2008 financial results highlight the financial strength of Comtex – especially compared to its status several years ago.  Compared to the second quarter of fiscal 2007, revenues have increased, costs have decreased, EBITDA is strong and cash flow is positive.  However, we remain vigilant regarding the volatility of the equity markets and the overall state of the economy, added to the realities of protracted new business sales cycles and the commoditization of electronic news.”

Comtex Announces 2nd Quarter Financial Results                                                                           Page 2
February 12, 2008

About Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend® Alerts and economically useful information.  Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms.  With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day.  Comtex’s state-of-the-art technology delivers this relevant content and reliable service in real-time.  Comtex now also provides several proprietary SmarTrend Alert products to consumers, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com).  Comtex has offices in New York City and Alexandria, Virginia.

SmarTrend® is a registered trademark of Comtex News Network, Inc.

FINANCIAL TABLE FOLLOWS

Comtex Announces 2nd Quarter Financial Results                                                                           Page 3

February 12, 2008

Comtex News Network, Inc. Selected Financial Data (unaudited / amounts in thousands, except per share amounts)

	Three Months		Six Months
	Ended December 31		Ended December 31
	2007	2006	2007	2006

Revenues	$1,800	$1,699	$3,656	$3,450
Operating Income (Loss)	257	(54)	564	21
Net Income (Loss)	$268	$(73)	$510	$(12)

Earnings (Loss) Per Share
Basic and Diluted	$0.02	$(0.01)	$0.03	$0.00

Weighted Avg. # Shares:
Basic	15,294	13,702	15,294	13,701
Diluted	15,463	13,702	15,462	13,701

Reconciliation to EBITDA:
Net Income (Loss)	$268	$(73)	$510	$(12)
Stock-based compensation	-	11	3	23
Depreciation and Amortization	19	29	40	64
Interest/Other (Income) Expense, net	(12)	33	49	31
Income Taxes (Benefit)	1	(3)	5	2
EBITDA	$276	$(3)	$607	$108

Please Note:  EBITDA consists of earnings before stock-based compensation, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by U.S. generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies.  However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry.  Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also Please Note:  Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties.  These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes.  Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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